Exhibit 99.2

DANKA

Moderator: Doug Pray

02-05-08/9:00 am CT

Confirmation #32895389

DANKA

Moderator: Doug Pray

February 5, 2008

9:00 am CT

Operator:	Good morning. My name is (Frances) and I will be your conference operator today. At this time I would like to welcome everyone to the Danka Third Quarter Financial Results conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you have already done so please press the pound sign now. Then again press star 1 to ensure your question is registered. If you would like to withdraw your question press the pound key.

Thank you. I will now turn the call over to Mr. Doug Pray. Doug you may begin.

Doug Pray:	Thank you operator. And welcome to Danka’s fiscal 2008 third quarter results call for quarter ending December 31, 2007. Discussing the results will be Chairman and CEO A.D. Frazier and CFO Ed Quibell. After our remarks we will be happy to take your questions.

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Moderator: Doug Pray

02-05-08/9:00 am CT

Confirmation #32895389

Please be aware that certain statements during this call may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995 and we hereby claim the safe harbor protection afforded by this act for any such statements.

Those statements involve a number of factors that could cause actual results to differ materially. Listeners are cautioned not to place undue reliance on these statements which reflect our analyses only as of the date they were made.

Additional information concerning these factors is contained in the company’s filing with the SEC. Copies are available from the SEC, from Danka’s website danka.com, or from investor relations.

All non-GAAP financial information referenced in this call is reconciled in tables contained in today’s news release or on our website. As a matter of policy we do not generally make any specific projections as to future results nor do we endorse any projections regarding future performance that may be made by others outside our company.

Audio replays of this call will be available for a limited time via a special dial in number and our website. Details can be found at danka.com or in our January 30 news release announcing this call.

Now here’s Chairman and CEO A.D. Frazier.

A.D. Frazier:	Thank you Doug and good morning everyone. It’s good to be with you again.

I’m pleased to report that Danka’s third quarter fiscal 2008 performance demonstrated progress in several important areas. Adjusted operating earnings continued to trend positive. Financial controls and expense management

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strategies related in part to our recent financial restructuring are producing positive results. Investments in our organizational structure are setting the base from which we will further enhance our competitive position, particularly on the West Coast.

Consolidated quarter to quarter revenues increased by $2.5 million or 2.4% from a year ago with retail equipment supplies and related sales increasing $6 million or about 13.3%. If you back out the impact of $1.75 million of restructuring charges we had about $2.3 million in operating earnings. Ed Quibell will discuss this in greater detail in a few minutes.

But I’d like to make some comments about the industry. As you have no doubt seen and heard from our competitors the document solutions industry is experiencing a significant shift. Many recent meetings with each of our vendor partners confirms this to me.

We’re participating in nothing short of an industry transformation – a transformation based on both technological and cultural change. Analog is moving to digital. Black and white is moving to color or color capable. And increased importance is being given to efficient, cost effective service.

Most of all we’re dealing with issues related to increased competition; notably greater price competition in the marketplace for equipment. In almost no case do we compete where we have deals that are not competing vigorously by other players in our business. The good news is that we’re winning at least our share of those transactions.

Succeeding in this changing environment requires new ways to conduct business. That’s what the Danka mission has been about for the past year. As we complete Q4 and move into fiscal 2009 we remain committed to building

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even stronger consultatively oriented relationships with our customers – emphasis on relationships – specially those in Danka’s sweet spot the small to medium enterprise and in the vertical markets that we have chosen to serve.

Selling so called boxes alone will not make it in this business anymore. Instead we’re creating an organization that is proactive, not reactive. We’re providing differentiated value – I’ll have more to say about that later.

That’s why we invested in our now industry leading mobile field service initiative that’s a proof point of what I have said. And our customers have not been bashful at pointing out its intrinsic benefits.

So too our digital solutions center continues to deliver excellent differentiated results for us. This as most of you know is a state of the art help desk and technical center that many consider to be unrivaled in our industry.

These efforts are paying off too. We are now managing 19% more calls through the center as compared with a year ago Q3, with expected increases in customer satisfaction and efficiency.

Let me reaffirm something I said on last quarter’s call. The strategies and organizational changes we are making are not just knee jerk reactions to any one event. Rather they’re natural next steps in the shaping of a profitable enterprise and a very fluid competitive environment.

Ed Quibell will now comment on the company’s Q3 financial performance. Ed?

Ed Quibell:	Thank you A.D. and good morning. During the quarter we transferred our US listing of our (unintelligible) our American depository shares to the NASDAQ

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operated over the counter bulletin board under the same symbol DANKY. This did not affect our primary listing of our ordinary shares on the London stock exchange.

For our discussion on the third quarter let’s start with the income statement. Consolidated revenue for the quarter was $108.2 million, up from the previous quarter by 2.8% and up by 2.4% from the prior year quarter.

The increase from the previous quarter and on a year over year basis is in our retail equipment supplies and related sales. Our retail equipment supplies and related sales for the quarter was $51.3 million, up $3.8 million or 8% from the previous quarter and up $6 million or 13.3% from the prior year quarter. This improvement is representative of the positive changes we have made in our sales management, training, and processes.

Retail services revenue was $54.1 million for the quarter, down half a million from last quarter and down $3.4 million when compared to the same quarter in the prior year. Some of the reduction in service revenue is caused by the continuing analog to digital conversion.

Rental revenue was $2.8 million fro the quarter, down 11.7% from the prior quarter and down 3.8% from the same quarter last year.

Now turning to margins. Consolidated gross margin for the third quarter was 32.8% as compared to 34.9% last quarter and 33.9% last year. The decrease quarter over quarter occurred many in the retail equipment supplies and related sales while our services margin was relatively flat. The decline was due to continuing pricing pressure and a few large orders with reduced margins. Service margins are up on a year over year basis.

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SG&A expenses for the quarter were $33.2 million or 30.7% of total revenue as compared to $37.2 million or 35.4% of revenue last quarter and $38.5 million or 36.4% of total revenue in the prior year quarter. We continued to do a good job in controlling expenses and improving productivity.

In the quarter we also recorded a $1.8 million restructure charge mainly for severance of head count reductions in management and support function positions.

This resulted in the third quarter in a row of positive operating earnings of $600,000 as compared to $800,000 last quarter and a loss in the third quarter of last year of $1 million.

Also, our operating earnings from continuing operations for the nine months ended December 31, 2007 amounted to $3.2 million compared to a loss of $4.1 million in the same period in 2006.

Adjusted operating earnings – that is before restructuring charges – amounted to a profit of $2.3 million for the quarter compared to a loss of $200,000 last quarter and a loss of $1.6 million last year.

Net interest expenses for the quarter was $3.6 million. We recorded a tax benefit of $2.2 million and a gain from discontinued operations of $100,000. This resulted in a Q3 net loss of $800,000 versus a $14.4 million loss last quarter and a $5.5 million loss in the third quarter of last year.

Now let’s look at the balance sheet. Cash and restricted cash totaled $19.1 million as compared to $20 million last quarter and $8.5 million in the prior quarter.

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Accounts receivable days sales outstanding improved this quarter by three days to 29 days as our billing and collections continue to be a key focus. On a year over year basis accounts receivables DSOs have improved by 12 days. This is a clear indication of our customers’ satisfaction with our overall service quality.

Entry levels decreased to $30.3 million from $31.1 million in the prior quarter and down $7.7 million from a year ago. Accounts payable and accrued expenses of $76.1 million decrease by $5.9 million from the prior quarter and are down $40.6 million on a year over year basis. We continue to bring our payables into line.

Capital expenditures were $1.1 million for the quarter as compared to $2.2 million in the prior quarter and $4.7 million in the prior year quarter. We are pleased with the progress we’ve made this quarter in a difficult economic climate.

Thank you and now let me hand you back to A.D.

A.D. Frazier:	Thank you Ed. I have a few additional comments before we take questions.

We’re realizing important organizational benefits as a result of the decision we made to streamline our business structure in Q2. I wish to compliment (Bill Troxel) and his leadership team of market vice presidents and branch managers.

We’re really taking the bull by the horns. Their decisive actions, especially on new hires and training have meaningfully strengthened our sales organization. The focus on training and customer satisfaction strategies continues unabated.

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As I have already noted we’re realizing the intended benefits of our financial restructuring and related cost reduction measures implemented earlier in the fiscal year. And we’re continuing to manage SG&A very, very closely.

Our vendors remain strong supporters of our efforts. In addition to our highly valued relationships with Canon, Toshiba, Kodak, and HP the Konica Minolta imitative which was signed in Q3 is now on track. We’re conducing intensive training and have begun sales and service in an umber of identified markets. And we have now sold our first KM product of many we trust we’ll sell in the future.

High volume production print results around the new Canon Image Press 7000 color product line nearly doubled in Q3. And remember these are $200,000 plus systems. Results have exceeded both Canon’s and our expectations and we’re moving aggressively to build out this pipeline.

We continue to see strong results from our high volume production print business period. Placements are right in line with our expectations and high volume clicks are up 4% from last quarter and up 2% from a year ago Q3.

In fact as a result of our expertise and support capabilities in this area and the market opportunities that we see we plan to effectively double the number of Danka sales executives selling production print high volume black and white and color products in this quarter.

The increase in sequential equipment sales in Q3 is largely the result of greater individual sales productivity. We also made meaningful progress implementing a multi-local branch strategy.

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And we’re again stepping up the amount and quality of sales training. In fact our employees completed more than 15,000 hours of training in Q3 for the sixth consecutive quarter. Presently 1/3 of our sales staff have completed sufficient training to be recognized as certified document specialists. I don’t believe any other of our competitors can make this claim.

As a result we continue to move toward our goal of becoming known as a company of experts. Most recently we have expanded our training efforts to certify our branch managers through a rigorous training curriculum that we launched in January. We expect to have all of our branch managers put through this training program by the middle of Q1 of next year.

While total machines in the field have declined slightly on a quarter to quarter basis largely the result of analog runoff, color placements continue to increase as we place more emphasis on that important component of our business.

Color unit sales were up 24% from last quarter and 80% compared to the same quarter last year. As a result of our success in the last several quarters with color we’re seeing increased color click volumes up 12% for the quarter and 24% compared to last year.

Before concluding I want to acknowledge a couple of recently completed customer wins. The first is a multimillion dollar deal which involved a sale to Blue Cross Blue Shield of Florida. And the second also a multiple million dollar deal has significantly expanded our relationship with Pitney Bowes management service.

What I want you to remember however goes beyond the size and scope of the individual contracts. Rather it is the desire and dedication of the Danka sales teams supported by all those others in the Danka organization to build the kinds of valued customer relationships that are now critical to success in this industry.

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To those and all of my Danka colleagues I say thank you so much for all of your efforts. We look forward to sharing our further progress and results with you next quarter.

Now we’re ready to take your questions.

Operator:	Ladies and gentlemen at this time if you would like to ask a question or have a comment you may press star then the number 1 on your telephone keypad. Again if you would like to ask a question you may press star 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

We are still queuing the roster.

Your first question comes from the line of Matt Troy with Citi Investment Research.

A.D. Frazier:	Matt?

Matt Troy:	I was wondering if you could dimensionalize what kind of unit shipments are we talking about. And what would you cite as being the reason for your success with that product?

A.D. Frazier:	I’m sorry I think we missed the first part of your question. Were you talking about high volume?

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Matt Troy:	Yes the high volumes – specifically ht Canon 7000. I was wondering if you could, you know, talk about how many you’ve actually sold in on a run rate, you know, whether it’s a month or a quarter. And then, you know, ultimately what would you cite as the reasons for your success. I think you said about, you know, came in twice as big as you’d expected.

Just wondering if you could talk about your partnership with Canon there.

A.D. Frazier:	We said we had better than expected. We don’t really disclose the number of machines we sell in any category because our competitors will just bang us over the head with it. But we did well and we exceeded their expectations.

Matt Troy:	Okay on a more broad question.

A.D. Frazier:	Here’s why we had success with it though.

Matt Troy:	Okay.

A.D. Frazier:	We spent – since before I got here but certainly largely since I got here about two years ago we have invested in putting together what I believe is the best high volume team of sales and system engineers and service technicians in the business.

It is widely recognized. The leadership is frequently recruited by others which we have been able to send off. And when we say we’re trying to build a company of experts there’s no other of the copier business – of the copier document solution business that is more driven by expertise in high volume.

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Our people are trusted advisors. And we’ve had the experience of selling very successfully the Kodak Digimaster product line for years. And with that high volume experience to bring the new color product on was a natural evolution.

Our service techs are trained up and so forth but it takes knowledge of the product and knowledge of the market in order to sell these high volume machines. Our people already had that. They’ve been anxious to get a color product that would fit in that market niche and now that we’ve got one they’re running like crazy.

So the ability to play existed in the past. We needed the product, now the product’s here and we’re going with it. And the Canon 6000 series coming in behind it is also going to provide additional opportunities.

We just had a nationwide call blitz this past week and I won’t say how many appointments we generated but it was over 1,000.

Matt Troy:	Okay. The last date I had heard was a February/March launch for the 6000. Is that roughly still intact or is it – do I have it wrong? It is later in the year?

A.D. Frazier:	I think that’s right but you’d probably better talk to Canon about that.

Matt Troy:	Okay, okay.

A.D. Frazier:	I expect to see it at print on demand if you’re going to be there.

Matt Troy:	Absolutely. Question on the broader economy. Some of your competitors – some of the independent distributors cited economic weakness as driving a shortfall in demand in the fourth quarter and potentially in early January.

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I was wondering if you saw any of the same localized weakness whether by geography or by product segment captured in your results. Was the economy a factor?

A.D. Frazier:	Yeah, right. We had a tough go in the West – California, Arizona. But we’ve got strong leadership out there now and really seasoned experienced veteran we just brought in who we got great hopes for in that marketplace.

As a general matter though - and this is something that you need to appreciate about the nature of the competition of this business. Copiers are ever present. I mean it’s something that everybody has. It’s like having competition and so forth in an office environment.

Nowadays when we install a copier – and most of the business we do is with existing customers. In almost every case we save the customer money. Whether it’s going from non-networked to networked, whether it’s going from analog to digital or whether it’s going to upgraded digital product whether it’s in pricing the product or whether it’s in the service required by the product which now has longer mean time between failures and has less demand for the on the spot service technician.

The – and greater functionality and features and better ergonomics. The customer’s going to save money by making this investment. So as long as lease terms remain attractive to them and most of the equipment is leased – I think we’re going to see people say, you know, “This is an investment worthy of making because it increases our productivity and saves us money.”

Now in some cases they’re customers who’re just going to say, “That’s great but I can’t afford to change.” As a practical matter we may see the overall slowing down of the national economy have an effect on us but I expect that –

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we didn’t see it in Q3 as much as I thought. And the experts are predicting two weak quarters and then double digit earnings growth rates for companies in second half of next year – FY ‘09.

In that case, you know, about the same time they start doing their FY ‘10 budgets they’ll be in the green again.

Matt Troy:	Okay, okay. Last question would be one of your competitors in the public market cited a change in vendor terms in explaining their shortfall in earnings this past quarter.

Could be localized to them but I was wondering if you’re seeing any change in behavior from your OEM partners in terms of their, you know, price or mix trying to get you to push a particular product category or generally just take price up on a box side.

A.D. Frazier:	You know, I saw that and I don’t know what they were referring to. But whatever it is I’d like some.

Matt Troy:	Got it, thank you.

A.D. Frazier:	We have been – our vendors have been tremendously supportive of the company and it’s been through some tough times. But – and we’ve gotten – we believe we’ve gotten industry competitive pricing in terms from all of them in every case.

So I don’t know what this special deal was that was referred to. And I’m, you know, but it’s not something that we’ve seen – no changes in terms and conditions have we seen in the past six months.

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Matt Troy:	Got it. Thank you very much for the time.

A.D. Frazier:	Yes sir, thank you.

Operator:	Your next question comes from the line of Bob Evans with Craig Hallum Capital.

Bob Evans:	Morning everyone.

A.D. Frazier:	Hey Bob.

Ed Quibell:	Hey Bob.

Bob Evans:	Hi. First can you expand a little bit more on your Konica Minolta relationship in terms of what type of potential revenue that could be to you in the future?

A.D. Frazier:	Well I don’t want to put a number out there because we have a range of expectations and part of it will be determined by how fast we – first off let me describe their relationship then we’ll talk about that.

This past fall we said on a call – on this call that we were engaging in a strategic relationship with a new vendor and it’s KM in selected markets where we were strong with neither Toshiba or Canon. And it’s more than ten markets but I’m not going to say exactly how many because we’ll roll it out as fast as we can.

Konica Minolta has a very broad product line and a very solid product line. And what we’ve done is that we’ve agreed to hire in these markets with their support and their market backing to help them rebuild positions that may have been lost as a function of Global’s sale to Xerox.

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So for them it was an opportunity to take advantage of a large existing organization’s delivery scheme and for us it was an opportunity to bring in a product into several markets where we didn’t have a calling card. So it’s been good on both sides.

Now from the standpoint of revenue expectations it’ll all depend on how fast we can ramp up and how fast we can make the salespeople productive. I expect as this scheme continues to play out that it will be a meaningful contributor to our earnings in the years ahead. Beyond that I don’t think I ought to make a prediction because I’m not sure I’ve got a good prediction yet. We just started.

Bob Evans:	Is it fair to say meaningful – I mean I would assume that it would be double digit millions in terms of revenue opportunity versus single digit.

A.D. Frazier:	Well it could be.

Bob Evans:	Okay.

A.D. Frazier:	It could be single digit but it just it’s a matter of time. This – we think this relationship will grow and it’s – we have no reason to think that we won’t – we’ve already hired the first 15 of 70 people or so. We have every reason to believe we’ll be successful taking it to the conclusion that both we and KM want to see it.

Bob Evans:	Okay. And how about as it relates to SG&A was down year over year and sequentially. Ed can you give us – or either one of you give us a little bit more color in terms of what SG&A expectations are kind of going forward? Do we expect to see a continued trend line down or give us some sense of (unintelligible)?

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A.D. Frazier:	SG&A is – I’ll answer that just as a general matter and then if Ed wants to add some specifics to it – he doesn’t, okay.

In order to sustain the notion of profitability as we’re clawing our way back to profitability and you can see year over year, quarter over quarter, year to date over year to date progress is being made. Part of that’s being made in trying to stabilize our equipment sales and revenue streams. Part of that is that this was a company that had – has had a very large infrastructure organization both here and overseas.

And as we have shared the revenue generating parts and have automated much of the work here in Saint Petersburg we’ve reduced head count. Now that’s a process that is an ongoing and evolutionary process. So I expect to see those numbers and percentages as a percent of revenue continue to decline.

Bob Evans:	Okay.

A.D. Frazier:	The place where we aren’t really interested in it declining is not in the SG&A line but in the sales line. We’ve I think since we’ve started it a little over a year ago I have spoken to every new sales hire class but one and I’ve spoken to over 250 people as we’ve brought them in.

So I think we’re getting a very high class bunch of salespeople and will be effective and we’ll keep more of them than we have in the past.

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Bob Evans:	Okay, okay. And final question – in the past you’ve had a target of trying to get the (unintelligible) resolve by the end of the fiscal year which is March. Is that still a, you know, a potential target or realistic target?

A.D. Frazier:	It’s still a target. The – I think both we and Cypress would look forward to some appropriate solution or settlement or (unintelligible) arrangement. These guys have put their money in this company for a long period of time and have never been paid in cash anything back. The amount of money that is in preferred stock is a significant sum.

So when you’re dealing with sums like that and the people of high integrity like these guys at Cypress have been we want to try to do the right thing by them as we would by everybody.

So it – we continue to work on strategic alternatives and ideas and we’ll continue to do so. I just sent that number out there saying that we’d like to do it by the end of this fiscal year. And we’re going to try to do it.

But if we don’t it’ll be because they’re other ideas that are better.

Bob Evans:	Okay, all right, thank you.

Ed Quibell:	Thanks Bob.

Operator:	Ladies and gentlemen again if you would like to ask a question or have a comment you may press tar then the number 1 on your telephone keypad. Again that’s star 1 on your telephone keypad.

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A.D. Frazier:	Operator thank you very much and all of those particularly investors and our employees who listened in on this call we appreciate your interest. And we look forward to talking with you again soon. Thank you. Bye bye.

Operator:	This concludes today’s Danka Third Quarter Financial Results conference call. You may now disconnect.

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